Exhibit 5.2

[AT&T Letterhead]

February 18, 2020

AT&T Inc.

208 S. Akard Street

Dallas, TX 75202

Dear Sirs:

This is with reference to the registration statement on Form S-3 (File No. 333-231404) (the “Registration Statement”) and the prospectus dated May 13, 2019, as supplemented by the prospectus supplement dated February 12, 2020 (the “Prospectus Supplement”), relating to the issuance by AT&T Inc., a Delaware corporation (the “Corporation”), of 70,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of 4.750% Perpetual Preferred Stock, Series C, par value $1.00 per share, $25,000 stated amount per share (the “Series C Preferred Stock”) and in aggregate representing 70,000 shares (the “Preferred Shares”) of Series C Preferred Stock. The Depositary Shares are evidenced by depositary receipts (“Depositary Receipts”) issued pursuant to the Deposit Agreement, dated February 18, 2020 (the “Deposit Agreement”), among the Corporation, Computershare Inc., a Delaware corporation, and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company, collectively, as depositary (the “Depositary”), and the holders from time to time of depositary receipts described therein. Pursuant to the Deposit Agreement, I am of the opinion that the Preferred Shares have been validly issued and are fully paid and non-assessable and that the Depositary Shares have been validly issued and entitle the holder thereof to the benefits provided in the Depositary Receipts and in the Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Depositary Shares.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Prospectus Supplement referred to above and the related Current Report on Form 8-K and the making of the statements with respect to me which are set forth under the caption “Validity of Securities” in the prospectus forming a part of the Registration Statement referred to above.

In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Wayne A. Wirtz